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                                                                    Exhibit 10.5

                                    AGREEMENT


         AGREEMENT, dated this _____ day of _________________, 199_, by and between, ________________________ ("Executive") and GTECH HOLDINGS CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to assure itself of continuity of management in the event of any actual or threatened "Change in Control" (as defined below) of the Company; and

         WHEREAS, the Company and the Executive desire to embody in a written agreement the terms and conditions under which the Executive shall be employed by the Company in the event of any actual or threatened Change in Control of the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

         Section 1.  Definitions.

         1.1 Act. "Act" means the Securities Exchange Act of 1934, as amended to date.

         1.2. Affiliate. "Affiliate" means any corporation which is a subsidiary of the Company within the definition of "subsidiary corporation" under Section 424(f) of the Code.

         1.3.     Board.  "Board" means the Board of Directors of the Company.

         1.4. Cause. "Cause" means (i) the Executive's engaging in serious misconduct that is injurious to the Company, (ii) the Executive's having been convicted of, or entered a plea of nolo contendere to a crime that constitutes a felony, (iii) the breach by the Executive of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company, or (iv) abuse of illegal drugs or other controlled substances, or habitual intoxication.

         1.5. Change In Control. "Change in Control" means the happening of any of the following:

                  (i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority
                           of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were
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                                                                    Exhibit 10.5

                           members of the Board at the beginning of such twenty-four calendar month period, shall be deemed an Incumbent Director;

                  (ii) any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

                  (iii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

                  (iv) the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

         1.6. Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

         1.7. Effective Date. "Effective Date" means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

         1.8 Executive Perquisite Program. "Executive Perquisite Program" means the Company's Executive Perquisite Program in effect on the date hereof, as the same may be amended from time to time.

         1.9 Non-Qualified Plans. "Non-Qualified Plans" means the Company's Supplemental Retirement Plan in existence as of the date hereof, and any other unfunded, non-qualified,

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                                                                    Exhibit 10.5

deferred compensation, incentive compensation or retirement plan adopted by the Company subsequent to the date hereof, and/or any successor plan or plans.

         1.10. Option. "Option" means any option to purchase shares of Stock granted to Executive pursuant to the Company's 1994 Stock Option Plan, as amended from time to time, the Company's 1997 Stock Option Plan, as amended from time to time, or any other stock option plan adopted by the Company.

         1.11 Retirement Plan. "Retirement Plan" means the Company's profit-sharing and 401(k) retirement plan which is qualified under Section 401(a) and 501(a) of the Code in existence as of the date hereof and any other such plan adopted by the Company subsequent to the date hereof and/or any successor plan or plans.

         1.12. Stock. "Stock" means the Common Stock $.01 par value per share of the Company.

         1.13. Term of Employment. "Term of Employment" means the period commencing on the Effective Date and ending on the earliest of:

                  (a) Executive's death or "Total Disability" (as defined below);

                  (b)      Termination of the Term of Employment pursuant to
                           Section 4 below;

                  (c)      Three (3) years from the Effective Date.

  Neither the expiration of the Term of Employment nor the termination of this Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.

         1.14. Total Disability. "Total Disability" shall mean permanent and total disability as determined under the Company's long term disability program.

         Section 2. Employment.

         2.1. Capacity and Situs of Employment. The Company agrees to employ Executive throughout the Term of Employment, during which (a) Executive's position (including reporting relationships, status, offices and titles), authority, duties and responsibilities shall be at least equal in all material respects with the highest position, authority, duties and responsibilities held by, exercised by and assigned to the Executive at any time during the six month period immediately preceding the Change in Control, and (b) Executive's situs of employment will be at the Company's executive headquarters in West Greenwich, Rhode Island or such other situs (the "Other Situs") to which Executive may be assigned prior to the Effective Date (the Company's executive headquarters or the Other Situs, whichever is applicable to the Executive, is herein

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                                                                    Exhibit 10.5

referred to as the "Applicable Situs") or such other location within a fifty
(50) mile radius of the Applicable Situs (hereinafter referred to as the "Area") to which the Applicable Situs be moved.

         2.2. Services of the Executive. Executive agrees, subject to Sections
4.3 and 4.4 below, to remain in the Company's employ during the Term of Employment, on the terms described in Section 2.1.

         Excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his attention, energy and time during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge responsibilities assigned to Executive hereunder, to use his best efforts to perform such responsibilities faithfully and efficiently. Executive may (a) serve on corporate, civic and charitable boards or committees, (b) deliver lectures and fulfill speaking engagements and (c) manage personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities. To the extent that any such activities have been conducted by Executive prior to the Change in Control, such prior conduct, and any subsequent conduct similar in nature and scope, shall not be deemed to interfere with the performance of Executive's responsibilities.

         Section 3.  Compensation and Benefits During the Term of Employment.

         3.1. Compensation. The Company will pay as compensation to Executive for his services as an employee during the Term of Employment:

                  (a) base annual salary at a rate equal to or greater than the rate of base salary in effect for Executive immediately prior to the Effective Date; plus

                  (b) for the year in which a Change in Control occurs, the greater of (i) a bonus under the annual bonus plan(s) in effect as of the Change in Control, calculated on the basis of the Company's performance up to the Change in Control, and payable in accordance with such plan(s) or (ii) an amount equal to the bonus paid to Executive under the annual bonus plan(s) in effect for the year immediately preceding the year in which the Change in Control occurs, payable in accordance with the terms of such plan(s);

                  (c) in years subsequent to the year in which the Change in Control occurs, an annual bonus which is equal to or greater than the annual bonus paid in the year preceding the year in which the Change in Control occurs, payable not later than provided for in the plan(s) in effect for such preceding year.

         3.2. Benefits. In addition, for his services as an employee during the Term of Employment, Executive will receive all life, disability, accident and group health insurance benefits, retirement, profit-sharing and deferred compensation, and all other fringe benefits and payments under additional benefit plans, including the Executive Perquisite Program, all in an

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                                                                    Exhibit 10.5

amount or with a value at least equal to those benefits being provided by the Company to the Executive immediately prior to the Effective Date, including but not limited to the following:

                  (a) Executive will participate fully in the Company's Retirement Plan and Non-Qualified Plans with benefit accruals and Company contributions for the benefit of Executive under all such plans, and all other material provisions of such plans, being at least the same as immediately prior to the Effective Date, or Company shall pay to Executive annual cash payments in advance, each at least being equal to the total value of such benefit accruals and Company contributions under such plans for the last fiscal year of the Company ending prior to the Effective Date;

                  (b) At no additional cost to Executive, Company shall continue to provide coverage to Executive, together with his dependents and beneficiaries, in all life insurance plans, accident and health plans,
         Section 125 plans, and other welfare plans maintained or sponsored by the Company, at a level and subject to terms which are at least as favorable to Executive as the coverage provided immediately prior to the Effective Date, or the Company shall pay to Executive the full value thereof in cash annually in advance;

                  (c) Executive will participate fully in additional benefit plans offered by the Company to executives immediately prior to or after the Effective Date; and

                  (d) Executive will receive fringe benefits and job perquisites (which shall not include any benefit referred to elsewhere in this Section 3), including the Executive Perquisite Program, automobile in accordance with the Company's Fleet Policy for Vice Presidents and Corporate Officers as in effect as of the date hereof, paid vacation, club memberships, applicable class travel, tax and financial statement preparation assistance, paid financial assistance, executive physical examinations, office, office furnishings and equipment and support staff, at least equivalent to those provided to Executive immediately prior to the Effective Date, as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of his duties.

         3.3. Funding of Deferred Compensation Benefits. Contemporaneous with the Change in Control, all benefits accrued by Executive under the terms of any of the Company's Non-Qualified Plans shall become fully vested and the Company shall immediately contribute to a rabbi trust for the benefit of the Executive the full amount of all such accrued benefits. Not less frequently than quarterly, the Company shall make additional contributions to the rabbi trust equal to the full amount of any additional benefits accrued by Executive pursuant to Section 3.2(a) hereof.

         3.4. Acceleration of Vesting of Options. The Company hereby agrees that on or prior to the date of a Change in Control any and all options awarded to the Executive not previously

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                                                                    Exhibit 10.5

exercisable and vested shall become fully vested and exercisable. In addition, in the event the Company decides to terminate any Options previously awarded to the Executive pursuant to the applicable provisions of any stock option plan adopted by the Company in connection with a corporate transaction (as that term is described in Section 424(a) of the Code), the Company will give the Executive not less than fourteen days' notice prior to any such termination and such notice shall not be given until any and all Options previously awarded to Executive shall have become fully vested and exercisable.

         Section 4.  Termination of Employment

         4.1. Compensation Prior To Termination. During the year in which either
(i) the Executive's employment is terminated during the Term of Employment for any reason, or (ii) the Executive resigns during the Term of Employment in accordance with Section 4.3(b) below, notwithstanding any other provision of this Agreement, the Company and the Executive hereby agree that the Executive shall have the right to receive base salary, annual bonuses, contributions to Retirement Plans and Non-Qualified Plans, gross-up payments made to cover tax liabilities (to the extent provided in such plans), and all other compensation, benefits and payments earned or paid with respect to the period prior to the date of termination of employment, all such payments or contributions to be made at the times provided for in such plans or in accordance with Company policy as in effect immediately prior to the Effective Date, except as expressly provided below. For purposes of this Section 4.1, the amount of the annual bonuses earned and the amount of the contributions to the Retirement Plans and Non-Qualified Plans earned (i) shall be at least equal to the amounts paid to, or contributed on behalf of, the Executive for the year immediately preceding the year in which the termination of the Executive's employment occurs which amounts shall be prorated based on the number of days in the year in which the termination of the Executive's employment occurs which have passed prior to the date of the termination of the Executive's employment, and (ii) shall be paid or contributed on behalf of the Executive not later than 10 days after the date of termination of employment. Nothing in this Section 4.1 shall in any way alter the Executive's right to receive all the payments and rights and benefits described in Sections 4.2 and 4.3(a).

         4.2. (a) Termination other than for Cause. In the event Executive's employment is terminated by the Company during the Term of Employment for any reason other than Cause, the Company will pay Executive, as liquidated damages, a lump sum cash payment, payable within ten (10) days of his termination, equal to two and ninety-nine hundredths (2.99) times the sum of (i) Executive's current annual base salary in effect at the date of termination (including in base salary for this purpose any elective salary reductions made by the Executive and contributed by the Company on his behalf to the Company's Retirement Plan, any Non-Qualified Plan, or a plan meeting the requirements of
Section 125 of the Code), plus (ii) the total cash bonus received by the Executive from the Company during the most recent full fiscal year of the Company pursuant to the Company's annual bonus plan(s), plus (iii) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year of the Company.

         (b) Participation in Benefit Plans. In the event of a termination described in Section 4.2(a) above, Executive, together with his dependents and beneficiaries, will become fully vested in and continue following his termination to participate fully in, at no additional cost to

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                                                                    Exhibit 10.5

Executive, all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the termination, at the same level and subject to terms at least as favorable to Executive as in effect immediately prior to termination (or the full value thereof in cash) from the Company, until the earlier of (a) the Executive's eligibility for comparable benefit plans with another employer and (b) the third anniversary of termination. Executive will also become fully vested in the Retirement Plan, and all Non-Qualified Plans, and within thirty (30) days of Executive's termination of employment, Company shall pay to Executive the sum of
(i) all benefits accrued under the Non-Qualified Plans and (ii) an amount equal to 2.99 times the average benefit accrued and/or Company contributions made to the Retirement Plan and the Non-Qualified Plans over the last three fiscal years. In addition, the Company shall provide Executive with out-placement service through a bona fide out-placement organization acceptable to Executive that, at a minimum, agrees to supply Executive with out-placement counseling, a private office and administrative support including telephone service until such time that Executive secures suitable employment, not to be limited by Section
1.13 hereof.

         4.3.     Resignation By Executive - Constructive Termination.

         (a) If Executive resigns during the Term of Employment in accordance with Section 4.3(b) below, his employment will be deemed to have been terminated by the Company for reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company), and, notwithstanding any provision herein to the contrary, he will be entitled to all the payments and rights and benefits described in Sections 4.1 and 4.2, at the time provided for therein.

         (b) Executive may resign in accordance with this Section 4.3 upon the occurrence of any of the following events (in each case, "Good Reason"):

                  (i) any reduction of, or failure to pay, Executive's base annual salary or annual bonus in breach of Section 3.1 above;

                  (ii) any failure by the Company to provide the benefits required by Section 3.2 above or to make any contribution to a rabbi trust which might be due in accordance with Section 3.3 above;

                  (iii) assignment to Executive of any duties inconsistent in any respect with his position (including the office to which he reports, status, offices, and titles), authority, duties or responsibilities as contemplated by Section 2.1 above or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities;

                  (iv) as a result of the Change in Control and a change in circumstances thereafter significantly affecting Executive's position, including, without limitation, a change in scope of the business or other activities for which he was responsible immediately prior to the Change in Control, he has been rendered

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                                                                    Exhibit 10.5

         substantially unable to carry out, or has been substantially hindered in the performance of, any of the authority, duties or responsibilities contemplated by Section 2.1 above;

                  (v) the failure of the Company after a Change in Control to comply with and satisfy Section 7.1 or 7.2 below;

                  (vi) relocation by the Company of its principal executive offices, or any event that causes Executive to have his principal location of work changed, to any location outside the Area;

                  (vii) any requirement by the Company that Executive travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Change in Control; or

                  (viii) without limiting the generality or effect of the foregoing any material breach of this Agreement by the Company or any successor thereto or transferee of substantially all of the assets thereof.

For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be presumptively correct.

         (c) If Executive resigns during the Term of Employment in accordance with Section 4.3(b) above, the Company shall have the right to request that the Executive agree to remain as an employee of the Company during a transition period of up to three months (the "Transition Period") and the Executive hereby agrees that, if requested by the Company, he will remain as an employee of the Company during the Transition Period. During the Transition Period, the Company will continue to pay the Executive the Executive's base salary, annual bonus and all other compensation and benefits on the same basis as such items were paid to the Executive prior to his resignation.

         4.4. Resignation by Executive. If Executive resigns during the Term of Employment without Good Reason, the Executive shall have the right to receive base salary, annual bonuses, contributions to Retirement Plans and all other compensation and benefits earned during the calendar year of his resignation up to the date of his resignation. For purposes of this Section 4.4, the amount of the annual bonuses and the amount of the contributions to the Retirement Plan shall be at least equal to the amounts paid to, or contributed on behalf of, the Executive for the year immediately preceding the year in which the resignation of the Executive occurs which amounts shall be prorated based on the number of days in the year in which such resignation occurs which have passed prior to the date of such resignation. In addition all vested Non-Qualified Plan benefits shall be paid within thirty (30) days of resignation.

         4.5. Termination for Cause. If Executive is dismissed by the Company for Cause, he will not be entitled to the payments or benefits provided under
Section 4.2 hereof.

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                                                                    Exhibit 10.5

         4.6. Dispute Resolution. All disputes between the parties to this Agreement concerning the matters set forth herein shall be resolved exclusively pursuant to the dispute resolution procedures of this Section 4.6. In furtherance thereof, Executive or the Company, as the case may be, shall initiate binding arbitration in Rhode Island before the American Arbitration Association ("AAA") and under its rules by serving a notice to arbitrate upon the other party hereto and AAA within 90 days of the occurrence of any dispute hereunder that is unable to be resolved by negotiation between the parties. The parties shall bear their respective costs in any such dispute resolution, except that with respect to any such action initiated by the Executive, provided the Executive initiates such action in good faith, the Company agrees (i) to pay the costs and expenses (including fees of counsel to the Executive) of any such arbitration or judicial proceeding, and (ii) to pay interest to Executive on any amounts found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the base or prime rate most recently announced by Rhode Island Hospital Trust National Bank (or its successor) prior to the commencement of the arbitration or litigation. The Company and Executive agree that any arbitration award shall be binding and may be enforced by any court of competent jurisdiction.

         4.7. Death or Total Disability of the Executive.

         (a) If Executive dies or suffers a Total Disability during the Term of Employment, then this Agreement shall terminate and the Company, its successors and assigns shall be relieved and discharged of any and all obligations whatsoever to make further payment to Executive pursuant to the terms of this Agreement after the date of death or Total Disability of Executive, except as to base salary earned for services actually rendered and vacation pay accrued prior to the date of death or Total Disability of Executive.

         (b) If Executive dies or suffers a Total Disability following a termination of employment which entitled him to payments and benefits under this
Section 4 but prior to receipt of all such payments and benefits, his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts and benefits due under this Agreement.

         4.8. Enforcement of Rights. Termination of Executive's employment, whether or not giving rise to payments or benefits under this Section 4, will not in any way prevent Executive from enforcing rights to payments or benefits under Section 3 relating to periods during which he was employed.

         Section 5.  Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise

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                                                                    Exhibit 10.5

tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

         (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

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                                                                    Exhibit 10.5

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does

                                                                    Exhibit 10.5

not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determinative then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         Section 6.  Payment of Fees, Costs and Expenses.

         It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or arbitration proceeding designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive under Section 6 hereof, the Company will promptly, upon request of the Executive in the event of the likelihood of a Change in Control or upon a Change in Control, use its best efforts to secure an irrevocable standby letter of credit (the "Letter of Credit"), issued by Rhode Island Hospital Trust National Bank or another bank of comparable or greater size (the "Bank") for the benefit of the Executive providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 6 or in proceedings contemplated by
Section 4.6 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Term of Employment and for one (1) year thereafter and if, notwithstanding the Company's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Company shall use its best efforts to obtain a replacement irrevocable letter of credit drawn upon a commercial bank selected by the Company and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense for enforcement against the Company or the defense thereof.

         Section 7.  Merger or Acquisition.

         7.1. Assumption of Obligations. If the Company is at any time before or after a Change in Control merged, consolidated or reorganized into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the entity arising from such merger, consolidation or reorganization, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of Company under this Agreement.

         7.2. Executive's Rights to Benefits. In the event of any merger, consolidation, reorganization or sale of assets described above, nothing contained in this Agreement will detract

                                                                    Exhibit 10.5

from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or restricted stock plan or any bonus, profit sharing, savings, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation, acquiring such assets of the Company.

         7.3. References. In the event of any merger, consolidation, reorganization or transfer of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

         Section 8.  Change in Control Following Certain Circumstances.

         Notwithstanding any provision herein to the contrary, should a Change in Control occur subsequent to Executive's death, Total Disability or retirement from the Company, the remainder of any benefits owed under the terms of any stock plans or other non-qualified deferred compensation plan, including interest, shall be paid in full on the date of the Change in Control.

         Section 9.  Termination of this Agreement.

         Either the Company or Executive may, by giving 60 days written notice to the other party, terminate this Agreement as of the third or any subsequent annual anniversary of the occurrence of a Change in Control.

         Section 10.  Withholding of Taxes.

         All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding on such amounts relating to tax and/or other payroll deductions as may be required by law.

         Section 11.  Amendment.

         No amendment, change or modification of this Agreement may be made except in a writing, signed by or on behalf of both parties.

         Section 12.  Miscellaneous.

         12.1. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors and assigns.

         12.2. Governing Law. The validity, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

                                                                    Exhibit 10.5

         12.3. Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity of any other provision.

         12.4. No Set-Off. There shall be no right of setoff or counterclaim, in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement, and nothing in this Agreement shall relieve the Company of its obligations to Executive under any other agreement, plan, contract or arrangement. Subject to Section
12.6 hereof, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in Section 4.2(b) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment. Notwithstanding anything to the contrary in this Agreement, Executive shall forfeit all future payments and benefits hereunder in the event that Executive is determined, pursuant to procedures established in Section 4.6 hereof, to have materially breached any written covenant or agreement between the Executive and the Company prohibiting the disclosure of confidential information pertaining to the Company or respecting competition or interference with the Company, provided that the Company shall have given the Executive at least thirty (30) days prior written notice of such breach and such breach shall not have been cured by the end of such notice period.

         12.5. Remedies. The Company and Executive agree that, because of the unique nature of this Agreement, failure of either party to carry out or abide by the obligations under this Agreement could cause irreparable injury; accordingly, the parties agree that, in addition to any other remedies available to either party, any such failure by either party to perform or abide by this Agreement shall be subject to appropriate equitable remedies, including specific performance and injunctive relief.

         12.6. Assignability. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

         12.7. Counterparts; Headings; References. This Change in Control Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof. References to

                                                                    Exhibit 10.5

the masculine or feminine gender (or to the singular or plural number) herein shall mean the other such gender (or number), as appropriate.

         12.8. Entire Agreement. This instrument contains the entire agreement of the parties pertaining to the subject matter contained herein and supersedes and is in lieu of any and all other arrangements pertaining to the subject matter contained herein having effect as of the effective date. Nothing herein shall be deemed to modify any existing obligations Executive may have with respect to confidentiality, non-competition and similar obligations.

         12.9. Notices. All notices given hereunder shall be in writing and shall be delivered personally or sent by prepaid registered or certified mail, return receipt requested, addressed as follows or to such other address as may be provided by any party hereto to the other party:

If to the Company:          GTECH Holdings Corporation
                            55 Technology Way
                            West Greenwich, RI 02817
                            Attention:

If to the Executive:



         All notices shall be deemed to be given on the date received at the address of the addressee, or if delivered personally, on the date delivered.

         IN WITNESS WHEREOF, the Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

ATTEST:                                 GTECH HOLDINGS CORPORATION



                                        By:
-------------------------------            ----------------------------------


WITNESS:



-------------------------------            ----------------------------------

                                                                    Exhibit 10.5

              Signatories to Agreement Respecting Change of Control


Executive Officers             Dates

Steven P. Nowick           January 15, 1999

Thomas J. Sauser           July 15, 1997

Donald Stanford            July 29, 1997

Donald Sweitzer            October 13, 1998

Jaymin B. Patel            March 22, 2000

David J. Calabro           April 14, 1999

Jean-Pierre Desbiens       October 13, 1998